Exhibit 11

                          GENERAL CIGAR HOLDINGS, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                  (dollars in thousands except per share data)


                                FOR THE 13 WEEKS ENDED    FOR THE 39 WEEKS ENDED
                               =======================   =======================
                               AUGUST 29,   AUGUST 30,   AUGUST 29,   AUGUST 30,
                                  1998         1997          1998        1997
BASIC EPS COMPUTATION          ----------   ----------   ----------   ----------
Numerator:
 Income available to
   common stockholders......      $ 5,013     $ 11,369     $ 19,466     $ 22,036
                               ----------   ----------   ----------   ----------
Denominator:
 Common shares outstanding..   27,179,416   27,172,000   27,463,553   27,087,035
                               ----------   ----------   ----------   ----------
         Basic EPS..........       $ 0.18       $ 0.42       $ 0.71       $ 0.81
                               ==========   ==========   ==========   ==========

DILUTED EPS COMPUTATION
Numerator:
 Income available to
   common stockholders......      $ 5,013     $ 11,369     $ 19,466     $ 22,036
                               ----------   ----------   ----------   ----------
Denominator:
 Common shares outstanding..   27,179,416   27,172,000   27,463,553   27,087,035
 Effect of stock options....      676,562    1,528,000      860,444    1,512,965
                               ----------   ----------   ----------   ----------
   Total shares.............   27,855,978   28,700,000   28,323,997   28,600,000
                               ----------   ----------   ----------   ----------
         Diluted EPS........       $ 0.18       $ 0.40       $ 0.69       $ 0.77
                               ==========   ==========   ==========   ==========

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